SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

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WORLD SURVEILLANCE GROUP INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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June 2013

Dear Fellow Shareholders:

The last two years have been an exciting time of progress and growth for World Surveillance Group Inc. ("WSGI") as we continue to overcome the obstacles created by the Company's previous management. We believe we have made great strides in realigning the business strategically and positioning the Company for the future.

Company Business

WSGI designs, develops, markets and sells autonomous, lighter-than-air advanced aerostats and UAS capable of carrying payloads that provide semi-persistent intelligence, surveillance and reconnaissance ("ISR"), security and/or wireless communications solutions at low and mid altitudes. WSGI's aerial assets are designed for integration with cameras, electronics systems and other high technology payloads for use by government-related and commercial entities that require real-time ISR or communications support for military, homeland defense, border control, drug interdiction, natural disaster relief, maritime and environmental missions.

Lighter Than Air Systems Corp. ("LTAS"), a wholly owned subsidiary of WSGI, provides critical aerial and land-based surveillance and communications solutions to government and commercial customers. LTAS systems are designed and developed in-house utilizing proprietary technologies and processes that result in compact, rapidly deployable aerostat solutions and mast-based systems. The LTAS systems have been proven to fulfill critical requirements of the military and law enforcement in the U.S. and internationally.

Global Telesat Corp. ("GTC"), a wholly owned subsidiary of WSGI, provides mobile voice and data communications services globally via satellite to the U.S. government, defense industry and commercial users. GTC specializes in services related to the Globalstar satellite constellation, including satellite telecommunications voice airtime, tracking devices and services, and ground station construction. GTC has an e-commerce mobile satellite solutions portal and is an authorized reseller of satellite telecommunications equipment and services offered by other leading satellite network providers such as Inmarsat, Iridium, and Thuraya. GTC also has a subscription based online tracking portal called GTCTrack designed to attract new satellite and GSM tracking customers by offering an easy-to-use interface and compatibility with a wide range of devices. GTC's equipment is installed in various ground stations across Africa, Asia, Australia, Europe and South America.

Recent Developments

On January 17, 2013 the Company's wholly owned subsidiary, GTC, was awarded a $605,000 contract from the United States Department of Defense ("DoD") for a set of Blimp in a Box™ ("BiB") aerostat systems. The contract award included on-location support for technical fact gathering, installation and training for the BiB systems.

We were pleased to announce on April 1, 2013 that the Company had completed the acquisition of LTAS, which will operate as a wholly owned subsidiary of WSGI. The first results of this acquisition are already evident:

•	April 3, 2013 - LTAS delivered the initial BiB aerostat system to the DoD. The delivery included not only demonstration and testing of the BiB aerostat system but also multiple training sessions for soldiers on the base in preparation for future military exercises. Formal DoD acceptance of the first BiB system was issued following completion of the testing, the initial round of training and an inventory accounting.

•	April 9, 2013 - LTAS provided seven critical aerostat launcher electric main winches and spare components to support the Small Tactical Multi-Payload Aerostat System ("STMPAS") for the U.S. Army Rapid Equipping Force ("REF").

•	April 16, 2013 - LTAS provided the initial trailer-mounted aerostat launcher system and six aerostats to BAE Systems to support the U.S. Army Space and Missile Defense Command ("SMDC"). The LTAS self contained, compact, trailer-mounted aerostat launcher system and aerostats have been delivered and are undergoing testing and evaluation for various mission profiles to support and enhance critical communications for the Army. Utilizing the LTAS aerostats, the SMDC is able to extend encrypted communications up to approximately 20 miles using standard battlefield radios. LTAS expects to deliver the second aerostat launcher system to BAE Systems in the second quarter 2013.

•	May 1, 2013 - LTAS delivered the second BiB aerostat system to the DoD. The delivery included not only demonstrations and testing of the BiB but also additional training sessions for soldiers at the Fort Polk, LA base as the systems are prepared for future military exercises. Formal DoD acceptance of the BiB system was issued following completion of the testing, training and a complete inventory accounting.

WSGI's and LTAS' operations regarding the BiB aerostat systems were in cooperation with GTC. LTAS is expected to continue to generate revenues based on a pipeline in the surveillance and security sector.

We believe a large and increasing market exists especially for aerostats like the BiB, which is smaller and more mobile than many of the large tethered aerostats on the market currently and which is specifically designed for quick deployment, maneuverability and superior weather handling.

Results of Operations

We are pleased the Company is starting to generate revenues. Following is a comparison of the three months ended March 31, 2013 and 2012:

•	Revenue for the three months ended March 31, 2013 was $526,177 compared to $146,729 for the three months ended March 31, 2012 reflecting an increase of $379,448 or 259%, due primarily to the sale by GTC of a BiB aerostat system for $302,703.
•	Operating expenses for the three months ended March 31, 2013 were $507,586 compared to $1,344,379 for the three months ended March 31, 2012. The decrease of $836,793, or 62%, resulted primarily from a $689,978 decrease in general and administrative expenses as compared to the first quarter of 2012.
•	The loss from operations of $345,718 for the three months ended March 31, 2013 compares to an operating loss of $1,328,379 for the three months ended March 31, 2012. The decrease of $983,161, or 74%, primarily reflects the increase in sales and decrease in operating expenses in the three months ended March 31, 2013, as described above.
•	We had a net loss of $517,081 for the three months ended March 31, 2013 compared to a net loss of $1,391,897 for the three months ended March 31, 2012, a decrease in net loss of $874,816 or 63%, primarily attributable to the increase in sales and the reduction of operating expenses in the three months ended March 31, 2013, as described above.

Proxy Proposals

The Company is asking shareholders to approve six proposals at the 2013 annual meeting. Two of these proposals, the election of directors and ratification of auditors, are relatively routine in nature. Two other proposals, the advisory resolutions approving the Company's executive compensation and the frequency of these advisory votes, are also routine in that they are now required by the Dodd-Frank Act to be included in every US company's annual meeting agenda.

The other two proposals, a proposed increase in the Company's authorized common shares and the 2013 Equity Compensation Plan, are not routine and are extremely important to the Company's future.

The Board of Directors believes that it is advisable and in the best interests of WSGI's shareholders to have available additional authorized but unissued shares of common stock in an amount adequate to provide for the Company's future needs. The additional shares, if and when issued, will have the same rights and privileges as the shares of common stock currently authorized. WSGI currently has no specific plans to issue the additional shares of common stock that would be authorized by this proposal, other than pursuant to existing agreements. However, the additional shares would provide flexibility to use capital stock for business and financial purposes in the future. The additional shares may be used for various purposes, including:

•	grow pipeline opportunities
•	close existing pipeline
•	implement strategic marketing campaign
•	raise capital on better terms
•	proactively manage or eradicate debt
•	improve the Company's balance sheet
•	expand WSGI's business through acquisitions
•	hire additional highly qualified employees
•	general corporate purposes

Additional cash will be needed to support our ongoing operations until such time that operations provide sufficient cash flow to cover expenditures. We are currently pursuing both short and long-term financing options from private investors as well as through institutional investors, however, we need additional shares of common stock to consummate such deals. We are also working to commercialize our aerostats, Argus One airship, and our subsidiaries’ products to generate revenues from customers. We have already begun to generate revenue from our aerostats and our subsidiaries’ products. The costs associated with our strategic plan are variable and contingent on our ability to raise capital or generate revenue from customer contracts, but we expect to need significant funding over the next 12 months.

While we believe, assuming the Company has available shares, we will be able to continue to raise capital from various funding sources in such amounts sufficient to sustain operations at our current levels through at least December 31, 2013, if we are not able to do so and if we are not able to generate sufficient revenue through the sale of our products, we would likely need to modify our strategy or cut back or terminate some of our operations. We must continue to raise capital to sustain our current operations and this requires available shares.

We need your vote in favor of the proposal to increase the authorized shares. If the proposal is not approved, it will severely limit the Company's ability to raise additional capital and its ability to continue as a going concern.

The Company would like to assure shareholders that there is currently NO plan for a reverse stock split in the foreseeable future. While market conditions are always in flux, this is not part of our growth plan at this time. It is important to point out that the current management team has never asked shareholders to approve a reverse stock split and that the last stock split that occurred was in 2005, under previous management. In addition, it is important to note that the Company has not included such action as a proposal at this meeting.

The Company is also asking shareholders to approve the 2013 Executive Compensation Plan. The Board of Directors believes that an important factor that will affect the Company’s ability to improve its operating results and resume the implementation of its growth strategies will be the Company’s ability not only to retain key management employees, but also to attract new officers, key management personnel, strategic employees and directors who have relevant experience in our industry and proven performance records. However, the competition for well-qualified and experienced personnel is intense. The Board of Directors believes that, to be able to compete in retaining and recruiting such key personnel, the Company must be able to grant equity incentives to provide an incentive for them to exert their best efforts on behalf of WSGI.

You can find more information on all of these proposals in the Company's proxy materials filed on the Company's website at www.wsgi.com/Investors/SEC Filings.

It has been a difficult road back to credibility for the Company and its shareholders. We appreciate your continued support as we emerge from the past and continue our strategic business transformation. We look forward to sharing our future successes with you, our shareholders.

Sincerely,

/s/ Glenn Estrella

Glenn Estrella
President and CEO

The Board of Directors recommends a “FOR” vote on all proposals.

Regardless of the number of shares you own, it is important that they be represented at the annual shareholders meeting. Your vote matters to us and we need your support.

PLEASE VOTE YOUR SHARES NOW SO YOUR VOTE CAN BE COUNTED WITHOUT DELAY.

IF YOUR SHARES ARE HELD BY YOUR BROKER, YOUR BROKER WILL NOT

VOTE YOUR SHARES IF HE/SHE DOES NOT RECEIVE INSTRUCTIONS FROM YOU.

For your convenience, you may vote by telephone or the internet. For telephone voting please call the toll free number shown on the front of your voting instruction form. To vote by internet please go to the website shown on the front of your voting instruction form. There is a control number on the front of your voting instruction form. Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

If you have any questions relating to the shareholders meeting, voting your shares, or need to request additional proxy materials, you may call our proxy solicitation advisors Advantage Proxy toll-free at 877-870-8565 or 206-870-8565 between the hours of 9:00 a.m. and 9:00 p.m. Eastern Time, Monday through Friday.

We appreciate your support.

IF YOU HAVE RECENTLY MAILED YOUR PROXY OR CAST YOUR VOTE BY PHONE

OR OVER THE INTERNET, PLEASE ACCEPT OUR THANKS.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with our annual meeting of shareholders, we previously filed our definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and commenced mailing our notice of Internet availability of proxy materials or our definitive statement and proxy card to our shareholders on June 11, 2013. BEFORE MAKING ANY VOTING DECISION, YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including our definitive proxy statement, through the Internet at the SEC’s website at www.sec.gov, or at our website at www.wsgi.com/investors/SEC Filings. You may also read and copy any document that we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

If you have any questions about our proxy statement or our annual meeting of shareholders, or if you need assistance with the voting procedures, including casting or changing your vote, you should contact our proxy solicitor, Advantage Proxy at 877-870-8565 or 206-870-8565.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. Forward-looking statements also can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “will,” “would,” “could,” and similar terms. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly form the results discussed in the forward-looking statements. Information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.